As filed with the Securities and Exchange Commission on April 12, 2024

Registration No. 333-257940

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-257940

UNDER

THE SECURITIES ACT OF 1933

Quipt Home Medical Corp.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1019 Town Drive
Wilder, KY	41076
(Address of Principal Executive Offices)	(Zip Code)

2021 EQUITY INCENTIVE PLAN

2019 STOCK OPTION PLAN (AS AMENDED)

2024 EQUITY INCENTIVE PLAN

(Full title of the plans)

CT Corporation System.
1015 15th Street N.W., Suite 1000
Washington, DC 20005
(202) 572-3133

(Name, address, including zip code, and telephone number, including area code, of agent for service in the United States)

Copies to:

Larry W. Nishnick
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
(858) 677-1414

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PARTIAL DEREGISTRATION OF COMMON SHARES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-257940) filed by Quipt Home Medical Corp. (the “Registrant”) with the U.S. Securities and Exchange Commission on July 16, 2021 (the “Prior Registration Statement”) pertaining to the registration of an aggregate of 6,126,698 common shares of the Registrant, no par value (“Common Shares”), including (i) up to 2,527,502 Common Shares subject to share options outstanding under the 2019 Stock Option Plan, as amended and restated (the “2019 Plan”) as of July 16, 2021, (ii) up to 2,286,250 Common Shares subject to share options and restricted share unit awards outstanding under the 2021 Equity Incentive Plan (the “2021 Plan”) as of July 16, 2021 and (iii) 1,312,946 Common Shares issuable under the 2021 Plan.

At the meeting of security holders of the Registrant held on March 27, 2024, the security holders of the Registrant approved the Quipt Home Medical Corp. 2024 Equity Incentive Plan (the “2024 Plan”) to replace the 2021 Plan. Effective that date, the 2021 Plan was terminated, and no additional awards will be made thereunder. Effective immediately upon the filing of this Post-Effective Amendment, the Registrant hereby deregisters those Common Shares previously registered for offer and sale under the 2021 Plan that were remaining available for grants of new awards under the 2021 Plan immediately prior to its termination (the “Excess Shares”). The Excess Shares will immediately be carried forward to the New Registration Statement (as defined below). Further, additional Common Shares subject to outstanding awards under the 2021 Plan and the 2019 Plan that expire, are cancelled or are terminated (the “Potential Carry Forward Shares”) will also be deregistered upon such forfeiture, cancellation or termination. The Prior Registration Statement will remain in effect as to the 2021 Plan and the 2019 Plan to cover the potential issuance of Common Shares upon the exercise or settlement of the outstanding 2021 Plan awards and the outstanding 2019 Plan awards, as applicable, to which the Potential Carry Forward Shares are subject. Under the terms of the 2024 Plan, upon the expiration, termination or cancellation of the subject awards, the Potential Carry Forward Shares will automatically become available for issuance under the 2024 Plan, deregistered from the Prior Registration Statement and carried forward to the New Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment to the Prior Registration Statement covering the 2021 Plan and the 2019 Plan, the Registrant is filing a new Registration Statement on Form S-8 to register 3,477,293 Common Shares for issuance under the 2024 Plan and 482,826 Excess Shares, together with up to 4,460,375 Potential Carry Forward Shares if and when they become eligible for issuance under the terms of the 2024 Plan as described above (the “New Registration Statement”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits

Exhibit No.	Description
24*	Power of Attorney (included in signature page to this Registration Statement)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilder, State of Kentucky, on April 12, 2024.

QUIPT HOME MEDICAL CORP.

/s/ Gregory Crawford
Gregory Crawford
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Gregory Crawford and Hardik Mehta and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned this Post-Effective Amendment to the Registration Statement on Form S-8 with respect to the 2021 Equity Incentive Plan and any amendment or amendments thereto, and the 2019 Stock Option Plan and any amendment or amendments thereto, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gregory Crawford	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 12, 2024
Gregory Crawford

/s/ Hardik Mehta	Chief Financial Officer (Principal Financial and Accounting Officer)	April 12, 2024
Hardik Mehta

/s/ Mark Greenberg	Director	April 12, 2024
Mark Greenberg

/s/ Brian Wessel	Director	April 12, 2024
Brian Wessel

/s/ Kevin A. Carter	Director	April 12, 2024
Kevin A. Carter